                                                                     Exhibit 1.1



      KongZhong Corporation Ranked No. 2 by "Deloitte Technology Fast 500"
                                 in Asia Pacific

Beijing, China, December 9, 2005 - KongZhong Corporation (NASDAQ: KONG), a leading provider of advanced second-generation (2.5G) wireless value-added services in China, today announces that it has been ranked No. 2 in Asia Pacific on the "Deloitte Technology Fast 500 Asia Pacific" list.

The Deloitte Touche Tohmatsu (Deloitte) Technology Fast 500 Asia Pacific program ranks the region's technology companies according to their rate of gross revenue growth over the three most recent completed fiscal years. KongZhong Corporation has grown its revenue by an aggregate of 23849% over the three-year period beginning in 2002, when its revenues totaled US$200,300, through 2004, when revenues totaled US$47,969,200.

The Deloitte Technology Fast 500 Asia Pacific program was created in 2001 to recognize the effort and dedication of the 500 fastest-growing technology companies in Asia Pacific and embraces a wide range of technology areas, including the Internet, biotechnology, medical and scientific and computers/hardware. It includes both public and private companies.

Commenting on the award, Nick Yang, President of KongZhong Corporation, said, "We are honored that we are not only recognized in China, but also in Asia Pacific region. We have grown our revenue every single quarter for 13 consecutive quarters since our inception in 2002. We are confident that we can continue to execute well, grow our business, and deliver superior results for our shareholders. We are also very optimistic about the growth prospect of China's wireless value-added service industry and information technology industry in general."

About KongZhong: KongZhong Corporation is a leading provider of advanced second-generation (2.5G) wireless interactive entertainment, media, and community services to consumers in China. The Company delivers a broad range of services through multiple technology platforms, which users can access directly from their mobile phones by choosing an icon embedded in select models of handsets or from a mobile operator's portal or web site.

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements that are not historical fact relating to the future growth of the Company and of China's wireless value-added service industry. Such statements reflect the current views of the Company with respect to future events and are not a guarantee of future performance. Such forward-looking statements are, by their nature, subject to significant risks and uncertainties and the Company's actual results may differ materially from those expressed or implied in the statements in this press release. Potential risks and uncertainties include, but are not limited to, continued competitive pressures in China's wireless value-added services market, unpredictable changes in technology and consumer demand in this market, the state of the Company's relationship with China's mobile operators, changes in the regulatory policies of the Ministry of Information Industry and other relevant government authorities, and changes in the operating environment and political, economic, legal and social conditions in China. For additional discussion of these risks and uncertainties and other factors that may impact the reliability of the forward-looking statements in this press release, please see the documents we file from time to time with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

Investor Contact:
JP Gan
Chief Financial Officer
Tel.: +86 10 8857 6000
E-mail: ir@kongzhong.com

Tip Fleming
ChristensenIR
Tel: +1 917 412 3333
E-mail: tfleming@ChristensenIR.com

Media Contact:
Xiaohu Wang
Manager
Tel: +86 10 8857 6000
E-mail: xiaohu@kongzhong.com

5